Exhibit 99.1

Royal Gold Increases Common Stock Dividend 5% to $0.88 per Share

DENVER, COLORADO. NOVEMBER 13, 2014: ROYAL GOLD, INC. (NASDAQ:RGLD; TSX: RGL), today announced that its Board of Directors increased the Company’s annual dividend for its shares of common stock from $0.84 to $0.88, payable on a quarterly basis of $0.22 per share. The newly declared dividend is 5.0% higher than the dividend paid in calendar year 2014. Royal Gold has steadily increased its annual dividend since 2001.

The Board declared the dividend of $0.22 per share will be payable on January 16, 2015, to shareholders of record at the close of business on January 2, 2015. The quarterly dividend of US$0.22 is also payable to holders of exchangeable shares of RG Exchangeco.

Tony Jensen, President and CEO, said, “Today’s announcement marks the 14th consecutive year that Royal Gold has increased its annual dividend. While several companies in our industry are reducing or eliminating their dividends, Royal Gold continues to increase its return of capital to shareholders. We are pleased to be in a position where we are sufficiently well-capitalized to balance the pursuit of growth opportunities with our strategic objective to provide a growing and sustainable dividend.”

Royal Gold is a precious metals royalty and stream company engaged in the acquisition and management of precious metal royalties, streams, and similar production based interests. The Company owns interests on 199 properties on six continents, including interests on 37 producing mines and 24 development stage projects. Royal Gold is publicly traded on the NASDAQ Global Select Market under the symbol “RGLD,” and on the Toronto Stock Exchange under the symbol “RGL.” The Company’s website is located at www.royalgold.com

For further information, please contact:

Karli Anderson

Vice President Investor Relations

(303) 575-6517